Exhibit 99.1

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior secured credit facility

In connection with this offering, Live Nation intends to enter into the new senior secured credit facility consisting of a $300.0 million revolving credit facility, a five year $100.0 million term loan A and a seven year $950.0 million term loan B, with the right, subject to certain conditions, to increase such facilities by an amount not to exceed the greater of (x) $450.0 million and (y) additional amounts so long as the senior secured leverage ratio, on a pro forma basis after giving effect to such increase, is no greater than 3.25:1.00. The revolving credit facility provides for borrowings up to the amount of the facility with to be determined sub-limits to be available for the issuance of letters of credit, for borrowings in foreign currencies and for swingline borrowings. The revolving credit facility will be available to Live Nation and certain foreign subsidiaries of Live Nation designated as borrowers.

In addition to paying interest on outstanding principal under the credit facility, we will be required to pay a commitment fee at a rate of 0.50% to the lenders under the revolving credit facility in respect of the unutilized commitments. This commitment fee is subject to a step down to 0.375% based on Live Nation’s net leverage ratio declining to a level to be determined. Live Nation will also be required to pay customary letter of credit fees, as necessary. In the event Live Nation’s net leverage ratio improves, the interest rate on revolving credit and new five year term loan A borrowings will decline subject to step downs to be determined.

The new senior secured credit facility is expected to contain a number of covenants that, among other things, will restrict our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of the business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate and will require maintenance of a maximum leverage ratio and a minimum interest coverage ratio.

The completion of this offering is conditioned upon our entry into the new senior secured credit facility, the final terms of which may differ from those described above.